EXHIBIT J

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) dated as of December 18, 2024 between Trawlers Limited, a company limited by shares incorporated under the laws of the Isle of Man with company number 021222V (“Assignor”) and INEOS Limited, a company limited by shares incorporated under the laws of the Isle of Man with company number 013377V (“Assignee”). Each capitalized term used but not defined herein has the meaning ascribed to it in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, Assignor and Manchester United plc, an exempted company with limited liability incorporated under the Law of the Cayman Islands with company number 268512 (the “Company”) are parties, among other persons, to that certain Transaction Agreement dated as of December 24, 2023 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 10.06(b) of the Transaction Agreement, Assignor desires to assign all the rights, interests and obligations of Assignor under the Transaction Agreement (including, without limitation, in respect of the Subsequent Share Subscription) to Assignee and Assignee desires to accept the assignment from Assignor and to assume all such rights, interests and obligations, subject to the terms and conditions of the Transaction Agreement; and

WHEREAS, pursuant to a share purchase agreement to be entered into simultaneously with this Agreement, the Assignor has agreed to sell its interest in the Company to the Assignee for the consideration set out therein (the “Transfer”).

NOW, THEREFORE, in consideration of the foregoing promises (including, for the avoidance of doubt, the Transfer), the agreements, covenants and obligations hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.       Effectiveness. This Agreement shall be effective as of the date hereof.

2.       Assignment and Assumption. Assignor hereby irrevocably assigns all the rights, interests and obligations of Assignor under the Transaction Agreement (including, without limitation, in respect of the Subsequent Share Subscription). Assignee hereby irrevocably accepts the assignment from Assignor and assumes such rights, interests and obligations, subject to the terms and conditions of the Transaction Agreement.

3.       Governing Law. This Agreement (and any claims, disputes, controversies and causes of action or other Proceedings (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the Subsequent Share Subscription or the actions of Assignor or Assignee in the negotiation, administration, performance and enforcement thereof) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Laws of the State of Delaware.

4.       Counterparts. This Agreement may be executed manually or electronically in two or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.       Amendment. This Agreement may be altered, modified or amended only by a written instrument signed by Assignor and Assignee that makes specific reference to this Agreement.

[Signature Pages Follow]

TRAWLERS LIMITED

By:	/s/ Tim Shepherd
Name:	Tim Shepherd
Title:	Director

[Signature Page to Assignment and Assumption Agreement]

INEOS LIMITED

By:	/s/ Simon Morland
Name:	Simon Morland
Title:	Officer

[Signature Page to Assignment and Assumption Agreement]